                                                                    EXHIBIT 11.1
                                NOVA CORPORATION
                  COMPUTATION OF PRO FORMA EARNINGS PER SHARE

                                                    Three Months Ended  Six Months Ended
                                                         June 30,           June 30,
                                                    ------------------  ----------------
                                                           1996               1996
                                                    ------------------  ----------------
Weighted average Common Stock outstanding during
    the period                                              22,104,131        16,821,959
Cheap Stock (1)                                                 11,717            19,843
Conversion of Preferred Stock into Common Stock              4,959,303         8,398,657
Dilutive effect of common stock equivalents                  1,481,387         2,033,471
                                                           -----------       -----------

    Total                                                   28,556,538        27,273,930
                                                           ===========       ===========

Net income                                                 $ 1,439,000       $ 2,554,000
Less: Preferred Stock dividends                                 75,082           229,677
                                                           -----------       -----------

Net income available for Common Stock and
     common stock equivalents                              $ 1,363,918       $ 2,324,323
                                                           ===========       ===========

Per share amount                                                 $0.05             $0.09
                                                           ===========       ===========
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__________
(1)  Pursuant to Securities and Exchange Commission Accounting Bulletin No. 83,
    common stock and common stock equivalents issued at prices below the assumed initial public offering price per share ("Cheap Stock") during the twelve months immediately preceding the initial filing date of the Company's
    Registration Statement for its public offering have been included as outstanding for all periods presented.